Exhibit 99.1

HighPeak Energy, Inc. Announces the Maturity Date of its Contingent Value Rights

Fort Worth, Texas, August 19, 2022 (GLOBE NEWSWIRE) - HighPeak Energy, Inc. (“HighPeak” or the “Company”) (NASDAQ: HPK) announced today that HighPeak Pure Acquisition, LLC, HighPeak Energy, LP and HighPeak Energy II, LP (each a “Sponsor” and collectively the “Sponsors”) have determined, in their sole discretion, to set Monday, August 22, 2022 as the intended date of calculation of the Preferred Return as defined in the Contingent Value Rights Agreement, which can be found here on the Securities and Exchange EDGAR website (the “CVR Agreement”) and the maturity date of the Company’s contingent value rights (“CVR”). The Per CVR Preferred Return Amount (as defined in the CVR Agreement) on August 22, 2022 is projected to be $0.00. Consequently, the Company’s CVRs will expire on Monday, August 22, 2022 and will no longer trade on the over-the-counter market.

About HighPeak Energy, Inc.

HighPeak Energy, Inc. is a publicly traded independent oil and natural gas company, headquartered in Fort Worth, Texas, focused on the acquisition, development, exploration and exploitation of unconventional oil and natural gas reserves in the Midland Basin in West Texas. For more information, please visit our website at www.highpeakenergy.com.

Investor Contact:

Ryan Hightower

Vice President, Business Development

817.850.9204

rhightower@highpeakenergy.com

Source: HighPeak Energy, Inc.